Exhibit 10.30

                THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“LANDLORD”) with its address at 10400 Viking Drive, Suite 130, Eden Prairie, Minnesota 55344, and CNS, INC., a corporation organized under the laws of __________________ (“TENANT”) with its address at 4400 West 78th Street, Bloomington, Minnesota 55435, and is dated as of the date on which this lease has been fully executed by Landlord and Tenant.

1.	Summary of Terms and Certain Definitions.

(a)	“PREMISES”: Approximate rentable square feet: 73,000 (Section 2)

(b)	“BUILDING”: (§2) Approximate rentable square feet: 93,000 Address:

(c)	“TERM”: (§5 One hundred twenty (120)) months plus any partial month from the Commencement Date until the first day of the first full calendar month during the Term

(i)	“COMMENCEMENT DATE”: See Rider

(ii)	“EXPIRATION DATE”: See Section 5

(d)	Minimum Rent (§6) & Operating Expenses (§7)

(i)	“MINIMUM ANNUAL RENT”: $682,550.04 (Six hundred eighty-two thousand five hundred fifty and 04/100 Dollars), payable in monthly installments of $56,879.17 (Fifty-six thousand eight hundred seventy-nine and 17/100 Dollars), increased as follows:

Lease Year	Annual	Monthly	Lease Year	Annual	Monthly
2	$696,201.00	$58,016.75	6	$753,590.40	$62,799.20
3	710,125.08	59,177.09	7	768,662.16	64,055.18
4	724,327.56	60,360.63	8	784,035.36	65,336.28
5	738,814.08	61,567.84	9	799,716.12	66,643.01
			10	815,710.44	67,975.87

(ii)	Estimated “ANNUAL OPERATING EXPENSES”: $173,010.00 (One Hundred Seventy-three Thousand Ten and no/l00 Dollars), payable in monthly installments of $14,417.50 (Fourteen Thousand Four Hundred Seventeen and 50/100 Dollars), based on estimated annual operating expenses of S2.37 per rentable square feet for calendar year 2000, subject to adjustment (§7(a))

(e)	“PROPORTIONATE SHARE” (§7(a)): 78.5% (Ratio of approximate rentable square feet in the Premises to approximate rentable square feet in the Building)

(f)	“USE” (§4): general office, warehouse and assembly

(g)	“SECURITY DEPOSIT” (§28): None

(h)	CONTENTS: This lease consists of the Index, pages 1 through 11 containing Sections 1 through 37 and the following, all of which are attached hereto and made a part of this lease:

Exhibits:
“A” – Plan showing Premises	“E” – Drawings
“B” – Commencement Certificate Form	“F” – Exclusions from Operating
“C” – Building Rules Expenses	“G” – TI Plans
“D” – Estoppel Certificate Form

2.              Premises.   Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on preliminary floor plan attached hereto as Exhibit “A” within the Building to be constructed pursuant to the provisions of Section 29 hereof (the Building and the lot on which it is located, the “PROPERTY”), together with the nonexclusive right with Landlord and other occupants of the Building to use all areas and facilities provided by Landlord for the use of all tenants in the Property including any driveways, sidewalks and parking, loading and landscaped areas (the “COMMON AREAS”). The Premises will consist of approximately 73,000 rentable square feet (29,340 rentable square feet devoted to office use and 43,660 rentable square feet devoted to warehouse use). Upon substantial completion of the Premises and Building, (i) at the request of either party, Landlord and Tenant shall enter into an amendment to this Lease replacing Exhibit “A” with a drawing outlining the Premises as constructed, and (ii) Landlord shall cause Landlord’s architect to determine the as-built square footage of the Premises and Building, and, if the square footages, as measured, vary from the square footages set forth in Section 1 of this Lease, the parties shall enter into an appropriate amendment to this lease incorporating the actual square footage, with a corresponding pro rata adjustment to Minimum Annual Rent and Tenant’s Proportionate Share.

3.	Acceptance of Premises. See the provisions of Section 32 below.

4.	Use; Compliance.

                (a)    Permitted Use.   Tenant shall occupy and use the Premises for and only for the Use specified in Section 1(f) above and in such a manner as is lawful and will not create any nuisance or otherwise interfere with any other tenant’s normal operations or the management of the Building. Landlord represents that, as of the Commencement Date, the Property will be zoned to permit the Use specified in Section 1(f) above. All Common Areas shall be subject to Landlord’s exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises nor for any use that would interfere with any other person’s use of any portion of the Property outside of the Premises.

                (b)    Compliance.   Landlord represents that, as of the date of this lease, there is no action required with respect to the Premises or Common Areas under any laws (including Title III of the ADA), ordinances, notices, orders, rules, regulations and requirements applicable to the Premises or to the Common Areas. From and after the Commencement Date, Tenant shall comply promptly, at its sole expense, (including making any alterations or improvements) with all laws (including the ADA), ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term which impose any duty upon Landlord or Tenant specifically with respect to Tenant’s use, occupancy or alteration of, or Tenant’s installations in or upon, the Property including the Premises, (as the same may be amended, the “LAWS AND REQUIREMENTS”) and the building rules attached as Exhibit “C”, as amended by Landlord from time to time (the “BUILDING RULES”). Notwithstanding the foregoing, Tenant shall not be required to comply with the Laws and Requirements with respect to the footings, foundations, structural steel columns and girders forming a part of the Property unless the need for such compliance arises out of Tenant’s specific use, occupancy or alteration of the Property, or by any act or omission of Tenant or any employees, agents, contractors, licensees or invitees (“AGENTS”) of Tenant. With respect to Tenant’s obligations as to the Property, other than the Premises, at Landlord’s option and at Tenant’s expense, Landlord may comply with any repair, replacement or other construction requirements of the Laws and Requirements and Tenant shall pay to Landlord all costs thereof as additional rent. Landlord agrees to enforce the Building Rules in a uniform and nondiscriminatory manner. No amendment to the Building Rules shall be effective until the date that is 30 days after the date that Landlord notifies Tenant of the amendment.

                (c)    Environmental.   Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (the “RESTRICTED ACTIVITIES”). Tenant shall deliver to Landlord copies of all notices, filings, permits and any other material written communications relating to Tenant’s operations from or to Tenant and any entity regulating any Restricted Activities.

                (d)    Notice.   If at any time during or after the Term, Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any material claims, actions or investigations regarding the ADA, Tenant shall give Landlord written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

5.	Term. See Section 33 below.

6.              Minimum Annual Rent.   Tenant agrees to pay to Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section 1(d) (as increased at the beginning of each lease year as set forth in Section 1(d)), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff except as expressly provided for in this lease, at Landlord’s address designated at the beginning of this lease unless Landlord designates otherwise; provided that rent for the first full month shall be paid at the signing of this lease. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this lease, the term “lease year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

7.	Operation of Property; Payment of Expenses.

                (a)    Payment of Operating Expenses.   Tenant shall pay to Landlord the Annual Operating Expenses in equal monthly installments in the amount set forth in Section 1(d) (prorated for any partial month), from the Commencement Date and continuing throughout the Term on the first day of each calendar month during the Term, as additional rent, without notice, demand or setoff except as expressly provided for in this lease; provided that the monthly installment for the first full month shall be paid at the signing of this lease. Landlord shall apply such payments to the Operating Expenses owed to Landlord by Tenant pursuant to the following Sections 7(b)-(f). The amount of the Annual Operating Expenses set forth in Section 1(d) represents Tenant’s Proportionate Share of the estimated Operating Expenses during the first calendar year of the Term on an annualized basis; from time to time Landlord may adjust such estimated amount if the estimated Operating Expenses increase. By April 30th of each year (and as soon as practical after the expiration or termination of this lease or at any time in the event of a sale of the Property), Landlord shall provide Tenant with a statement of the actual amount of such expenses for the preceding calendar year or part thereof Landlord or Tenant shall pay to the other the amount of any deficiency or overpayment then due from one to the other or, at Tenant’s option, Landlord will credit Tenant’s account for any overpayment. Tenant’s obligation to pay the Annual Operating Expenses pursuant to this Section 7 shall survive the expiration or termination of this lease. The term “Operating Expenses” in this lease means all amounts owed to Landlord by Tenant pursuant to the following Sections 7(b)-(f). Any provision to the contrary in this lease notwithstanding, Operating Expenses shall not include any of the items listed on attached Exhibit “F”.

                (b)    Taxes and Other Impositions.   Tenant shall pay prior to delinquency all levies, taxes (including sales taxes and gross receipt taxes), assessments, liens, license and permit fees, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, or pursuant to any recorded covenants or agreements, and the reasonable cost of contesting any of the foregoing (the “IMPOSITIONS”) upon or with respect to the Premises, or any improvements thereto, or directly upon this lease or the Rent (defined in Section 7(f)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest herein. Additionally, Tenant shall pay as aforesaid its Proportionate Share of any Imposition which is not imposed upon the Premises as a separate entity but which is imposed upon all or part of the Property or upon the leases or rents relating to the Property.

                                  (i)    Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Imposition or an increase in any Imposition.

                                  (ii)    If it shall not be lawful for Tenant to reimburse Landlord for any of the Impositions, the Minimum Annual Rent shall be increased by the amount of the portion of such Imposition allocable to Tenant, unless prohibited by law.

                                  (iii)    If Landlord receives any rebate, refund or similar payment relating to any Impositions paid by or charged back to Tenant, Landlord shall promptly pay to Tenant Tenant’s Proportionate Share of such rebate or refund, net of any expenses incurred by Landlord in obtaining the same. Tenant may request that Landlord initiate an action to contest or challenge an Imposition, and Landlord agrees to consult with Tenant regarding such contest or challenge and to take such action as Landlord deems reasonable and appropriate under the circumstances as a result of such consultation. Tenant shall not initiate any action to contest any Impositions without Landlord’s prior written consent.

(c)	Insurance.

                                  (i)    Property.   Landlord shall keep in effect, and Tenant shall pay to Landlord its Proportionate Share of the cost of, insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of Tenant’s personal property in, and any alterations by Tenant to, the Premises), and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee. Landlord shall deliver to Tenant on or before the Commencement Date, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

                                  (ii)    Liability.   Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $1,000,000 per occurrence and a general aggregate limit of not less than $3,000,000 (which aggregate limit shall apply separately to each of Tenant’s locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord’s agent as insured parties with respect to the Premises, shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best’s Insurance

Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

                                  (iii)    Waiver of Subrogation.   Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.

                                  (iv)    Increase of Premiums.   Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.

                (d)    Repairs and Maintenance; Common Areas; Building Management. Except as specifically otherwise provided in this Section (d), Tenant at its sole expense shall maintain the Premises in good order and condition, promptly make all repairs necessary to maintain such condition, and repair any damage to the Premises caused by Tenant or its Agents. All repairs made by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. When used in this Section (d), the term “repairs” shall include replacements and renewals when necessary.

                                  (i)    Landlord, at its sole expense, shall make all necessary repairs to the footings, foundations, structural steel columns and girders forming a part of the Premises. If Tenant becomes aware of the need for such repair, Tenant shall promptly notify Landlord thereof.

                                  (ii)    Landlord, at Tenant’s sole expense, shall maintain and repair the HVAC systems exclusively serving the Premises.

                                  (iii)    Landlord shall make all necessary repairs to the roof, exterior portions of the Premises and the Building, utility and communications lines, equipment and facilities in the Building, which serve more than one tenant, and to the Common Areas, the cost of which shall be an Operating Expense of which Tenant shall pay its Proportionate Share. If Tenant becomes aware of the need for such repair, Tenant shall promptly notify Landlord thereof Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved areas appurtenant to the Property in a clean and orderly condition. Landlord reserves the right to make alterations to the Common Areas from time to time provided that (A) absent Tenant’s prior written consent, there shall be no material change in the nature and extent of the Common Areas and the benefits extended to the Premises by the Common Areas, and (B) any such alterations must be completed in a manner so as not to unreasonably interfere with Tenant’s use of the Common Areas or Tenant’s business activities within the Premises. Operating Expenses also shall include (A) all sums expended by Landlord for the supervision, maintenance, repair, replacement and operation of the Common Areas (including the costs of utility services), (B) any costs of building improvements made by Landlord to the Property that are required by any governmental authority or for the purpose of reducing Operating Expenses and (C) a management and administrative fee (not to exceed 4% of gross rents) applicable to the overall operation of the Property.

                                  (iv)    Notwithstanding anything herein to the contrary, repairs and replacements to the Property including the Premises made necessary by Tenant’s use, occupancy or alteration of, or Tenant’s installation in or upon the Property or by any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by any other tenant’s use, occupancy or alteration of, or any other tenant’s installation in or upon, the Property or by any act or omission of any other tenant or any other tenant’s Agents.

                (e)    Utility Charges.   Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to or consumed in or on the Premises. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of this lease. Notwithstanding the foregoing, if any interruption in utility service is the result of Landlord’s negligence or willful misconduct, and such interruption prevents Tenant from conducting its business in and from the Premises, then all Rent hereunder shall abate from the date of such interruption until such utility service is restored.

                (f)    Net lease.   Except for the obligations of Landlord expressly set forth herein, this lease is a “triple net lease” and Landlord shall receive the Minimum Annual Rent as net income from the Premises, not diminished any expenses other than payments under any mortgages, and Landlord is not and shall not be required to render any services of any kind to Tenant. The term “RENT” as used in this lease means the Minimum Annual Rent, Annual Operating Expenses and any other additional rent or sums payable by Tenant to Landlord pursuant to this lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this lease, and interest shall accrue on all sums due but unpaid.

                (g)    Access to Books and Records.   Tenant shall be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least five (5) business days prior written notice, to inspect in Landlord’s business office all Landlord’s records regarding Operating Expenses for the Building (which records shall be retained or made available in the Minneapolis/St. Paul metropolitan area) necessary to satisfy itself that all Operating Expenses have been correctly allocated to Tenant, for either or both of the two (2) calendar years immediately preceding the year during which such notice is given, and to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord’s written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord’s certification of the amount of additional rent charged Tenant. If it is determined that Tenant’s liability for additional rent for either such calendar year is less than ninety-five percent (95%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant) and regardless of such percentage Landlord shall refund promptly to Tenant the amount of the additional rent paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit. If it is determined that Tenant’s liability for additional rent for either such calendar year is more than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord (net of the cost to Tenant of the audit) the amount of the additional rent underpaid by Tenant, as determined following such audit. Except as provided above, Tenant shall bear the total cost of any such audit. Tenant shall keep, and shall cause Tenant’s auditor to keep, the results of such audit confidential.

8.              Signs.   Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this lease and shall repair any damage caused by such installation, existence or removal.

                The foregoing notwithstanding, Tenant shall have the right to procure, install and maintain, at Tenant’s sole cost and expense, the following identification signage on or about the Building:

(a)	One building-mounted identification sign on the south face of the Building;

(b)	Signage on one monument sign serving the Building; and

(c)	Loading dock signage, signage identifying Tenant’s employee entrance and signage identifying Tenant on Tenant’s entrance door(s).

                The design, size and location of all Tenant signage shall be consistent with Landlord’s sign criteria and otherwise subject to Landlord’s approval, which approval shall not be unreasonably withheld. Tenant shall cause all Tenant signage to comply with all Laws and Requirements applicable thereto. Upon the expiration or termination of this Lease, Tenant shall remove the signage and shall repair any damage occasioned by such removal.

9.	Alterations and Fixtures.

                (a)    Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall materially and adversely affect any structural portion of the Property nor any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this lease and at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this lease, all such installations shall remain on the Property and become the property of Landlord without payment by Landlord.

                (b)    Except for alterations that are non-structural, that do not materially and adversely affect any of the electrical, mechanical, HVAC, life-safety, plumbing, security or other systems serving the Building, and that do not exceed $25,000 in the aggregate with respect to any project, Tenant shall not make or permit to be made any alterations to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall pay the costs of any required architectural/engineering reviews. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, at least 10 days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Property or affect any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant shall comply with Section 10 and (iv) the occupants of the Building and of any adjoining property shall not be materially disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant’s request prior to Tenant making any alterations, Landlord shall notify Tenant in writing, whether Tenant is required to remove such alterations at the expiration or termination of this lease.

10.              Mechanics’ Liens.   Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic’s lien upon all or any portion of the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 10 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Nothing in this lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense. Throughout this lease the term “mechanic’s lien” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic’s, laborer’s, materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic’s notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic’s lien.

11.              Landlord’s Right of Entry.   Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in the event of an emergency), for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned.

12.	Damage by Fire or Other Casualty.

                (a)    If the Premises or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord’s notice. Further, if a casualty occurs during the last 12 months of the Term or any extension thereof, Landlord may cancel this lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

                (b)    Landlord shall maintain a 12 month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable.

13.	Condemnation.

                (a)    Termination.   If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant’s business or (iii) any of the Property is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property, then this lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

                (b)    Partial Taking.   If there is a condemnation and this lease has not been terminated pursuant to this Section, (i) Landlord shall restore the Building and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.

                (c)    Award.   In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord.

                (d)    Temporary Taking.   No temporary taking of the Premises shall terminate this lease or give Tenant any right to any rental abatement. Such a temporary taking will be treated as if Tenant had sublet the Premises to the condemnor and had assigned the proceeds of the subletting to Landlord to be applied on account of Tenant’s obligations hereunder. Any award for such a temporary taking during the Term shall be applied first, to Landlord’s costs of collection and, second, on account of sums owing by Tenant hereunder, and if such amounts applied on account of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.

14.              Non-Abatement of Rent.   Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b) and as to condemnation in Section 13(b) and except as otherwise specifically provided in this lease, there shall be no abatement or reduction of the Rent for any cause whatsoever, and this lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

15.              Indemnification.   Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section 15 shall survive the expiration or termination of this lease.

                Subject to Sections 7(c)(iii) and 16, Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises occasioned wholly or in part by the negligence of Landlord or its Agents, except to the extent such loss, injury or damage was caused by the negligence of Tenant or its Agents. In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and approved by Tenant and its Agents. Landlord’s obligations pursuant to this Section shall survive the expiration or termination of this lease.

16.              Waiver of Claims.   Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to any liability of Tenant described in Sections 4(c) and 7(d)(iv).

17.              Quiet Enjoyment.   Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this lease.

18.	Assignment and Subletting.

                (a)    Limitation.   Tenant shall not transfer this lease, voluntarily or by operation of law, without the prior written consent of Landlord which shall not be withheld unreasonably. However, Landlord’s consent shall not be required in the event of any transfer by Tenant to an affiliate of Tenant which is at least as creditworthy as Tenant as of the date of this lease and provided Tenant delivers to Landlord the instrument described in Section (c)(iii) below, together with a certification of such creditworthiness by Tenant and such affiliate. Any transfer not in conformity with this Section 18 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. “Transfer” shall include any sublease, assignment, license or concession agreement, change in ownership or control of Tenant, mortgage or hypothecation of this lease or Tenant’s interest therein or in all or a portion of the Premises.

                (b)    Offer to Landlord.   Tenant acknowledges that the terms of this lease, including the Minimum Annual Rent, have been based on the understanding that Tenant physically shall occupy the Premises for the entire Term. Therefore, upon Tenant’s request to transfer all or a portion of the Premises, at the option of Landlord, Tenant and Landlord shall execute an amendment to this lease removing such space from the Premises, Tenant shall be relieved of any liability with respect to such space and Landlord shall have the right to lease such space to any party, including Tenant’s proposed transferee. The provisions of this subsection 18(b) notwithstanding, if Landlord so elects to recapture all or a portion of the Premises, Tenant shall have the right to withdraw Tenant’s request for Landlord’s consent to the transfer, provided that Tenant withdraw such request in a written notice to Landlord given not less than 5 business days following Landlord’s election.

                (c)    Conditions.   Notwithstanding the above, the following shall apply to any transfer, with or without Landlord’s consent:

                                  (i)    As of the date of any transfer, Tenant shall not be in default under this lease nor shall any act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.

                                  (ii)    No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this lease or to be a consent to any transfer.

                                  (iii)    Each transfer shall be by a written instrument in form and substance satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant’s obligations and the transferee’s ratification of and agreement to be bound by all the provisions of this tease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant and (C) be executed by Tenant and the transferee.

                                  (iv)    Tenant shall pay, within 10 days of receipt of an invoice, Landlord’s reasonable attorneys’ fees and costs in connection with the review, processing and documentation of any transfer for which Landlord’s consent is requested.

19.	Subordination; Mortgagee’s Rights.

                (a)    This lease shall be subordinate to any first mortgage or other primary encumbrance hereafter affecting the Premises. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further commercially reasonable and customary instruments of attornment and nondisturbance that may be desired by any such mortgagee or Landlord. The foregoing notwithstanding, so long as Tenant is not in default under this lease, this lease shall remain in full force and effect and the mortgagee and any purchaser at a foreclosure sale thereof shall not disturb Tenant’s possession hereunder. However, any mortgagee may at any time subordinate its mortgage to this lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee’s right to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this lease.

                (b)    It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

                (c)    Notwithstanding the provisions of Sections 12 and 13 above, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to such commercially reasonable procedures and controls as may be imposed by Landlord’s mortgagee, including, but not limited to, such mortgagee’s rights, if any, to approve restoration plans and such mortgagee’s rights, if any, to require that casualty or condemnation proceeds be disbursed pursuant to standard construction loan disbursing procedures.

20.              Recording; Tenant’s Certificate.   Tenant shall not record this lease or a memorandum thereof without Landlord’s prior written consent. Within 10 days after Landlord’s written request from time to time:

                (a)    Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this lease, that this lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as Exhibit “D” or with such modifications as may be necessary to reflect accurately the stated facts and/or such other certifications as may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

                (b)    Tenant shall furnish to Landlord, Landlord’s mortgagee, prospective mortgagee or purchaser reasonably requested financial information.

21.	Surrender; Abandoned Property.

                (a)    Subject to the terms of Sections 9(b), 12(a) and 13(b), at the expiration or termination of this lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted.

                (b)    Upon or prior to the expiration or termination of this lease, Tenant shall remove any personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, and, unless Tenant retrieves such Property from Landlord (and reimburses Landlord for Landlord’s cost of removal and storage) within 10 days following the expiration or termination of this lease, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this lease.

                (c)    If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this lease or any renewal thereof, such occupancy shall be deemed to be under a month-to- month tenancy under the same terms and conditions set forth in this lease, except that the monthly installment of the Minimum Annual Rent during such continued occupancy shall be 150% of the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

22.          Curing Tenant’s Defaults.   If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after 30 days’ written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest shall be deemed additional rent.

23.	Defaults — Remedies.

                (a)    Defaults.   It shall be an event of default:

                                  (i)    If Tenant does not pay in full when due any and all Rent;

                                  (ii)    If Tenant fails to observe and perform or otherwise breaches any other provision of this lease;

                                  (iii)    [Intentionally Deleted];

                                  (iv)    If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

                (b)    Remedies.   Then, and in any such event, Landlord shall have the following rights:

                                  (i)    To charge a late payment fee equal to the greater of $100 or 5% of any amount owed to Landlord pursuant to this lease which is not paid within 5 days after the due date.

                                  (ii)    To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this lease, Landlord may at any time thereafter elect to terminate this lease for such previous breach.

                                  (iii)    To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable.

                                  (iv)    To terminate this lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

                (c)    Grace Period.   Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period; provided, however, that:

                                  (i)    No such notice shall be required if Tenant fails to comply with the provisions of Sections 10 or 20(a), in the case of emergency as set forth in Section 22 or in the event of any default enumerated in subsections (a)(iii) and (iv) of this Section.

                                  (ii)    Landlord shall not be required to give such 10 days notice more than 2 times during any 12 month period.

                                  (iii)    If the default consists of something other than the failure to pay money which cannot reasonably be cured within 30 days, neither party will exercise any right if the defaulting party begins to cure the default within the 30 days and continues actively and diligently in good faith to completely cure said default.

                                  (iv)    Tenant agrees that any notice given by Landlord pursuant to this Section which is served in compliance with Section 27 shall be adequate notice for the purpose of Landlord’s exercise of any available remedies.

                (d)    Non-Waiver; Non-Exclusive.   No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

                (e)    Costs and Attorneys’ Fees.   If either party commences an action against the other party arising out of or in connection with this lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

                (f)    Curing Landlord’s Defaults.   If (i) Landlord shall be in default of any of its maintenance and repair obligations under the Lease or shall fail to provide any of the services to be provided by Landlord under this Lease, and (ii) such default materially interferes with Tenant’s use and occupancy of the Premises for the conduct of Tenant’s business therein, and (iii) Tenant gives Landlord written notice specifying the nature of the default and specifying that Tenant intends to exercise its self-help rights under this subsection, and (iv) Landlord fails to cure such default within 30 days (or within a period of 72 hours if an emergency or shorter reasonable period if Landlord fails to timely remove snow) after Landlord receives Tenant’s notice (or within such reasonable additional time as may be necessary to cure such default provided Landlord commences such cure within said period and thereafter diligently prosecutes such cure to completion), then Tenant may, without any obligation to do so, cure such default on behalf of Landlord. Landlord shall reimburse Tenant within 30 days of demand for any reasonable out-of-pocket sums paid or costs incurred by Tenant in curing such default (“Tenant’s Cost of Cure”), which demand shall be accompanied by invoices or other reasonable documentation evidencing amounts incurred by Tenant. To the extent Tenant’s Cost of Cure include items properly includable in Operating Expenses, Landlord may include in Operating Expenses such amounts reimbursed by Landlord.

24.	Representations of Tenant. Tenant represents to Landlord and agrees that:

                (a)    The word “Tenant” as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all thereof.

                (b)    If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this lease at the time of such execution.

25.              Liability of Landlord.   The word “Landlord” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this lease or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this lease or otherwise, Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of Tenant’s claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by any amendment of this lease made without its written consent, or by payment by Tenant of Minimum Annual Rent in advance in excess of one monthly installment.

26.	Interpretation; Definitions.

                (a)    Captions.   The captions in this lease are for convenience only and are not a part of this lease and do not in any way define, limit, describe or amplify the terms and provisions of this lease or the scope or intent thereof.

                (b)    Entire Agreement.   This lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. This lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation of this lease, this lease shall not be more strictly construed, nor any ambiguities in this lease resolved, against either Landlord or Tenant.

                (c)    Covenants.   Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this lease unless otherwise expressly provided. All of the terms and conditions set forth in this lease shall apply throughout the Term unless otherwise expressly set forth herein.

                (d)    Interest.   Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of 15% per annum.

                (e)    Severability; Governing Law.   If any provisions of this lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

                (f)    “Mortgage” and “Mortgagee.”   The word “mortgage” as used herein includes any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgagee” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

                (g)    “Person.”   The word “person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

                (h)    Proportionate Share.   At any time or times, upon request of Landlord or of any tenant of the Building, the method for allocating Tenant’s Proportionate Share of any Impositions, cost, charge, rent, expense or payment then or thereafter payable shall be redetermined by an independent qualified expert. The cost of such redetermination shall be borne by the tenants of the Building in the same proportion as that determined by such expert for reallocation of said relevant sum; except that if such redetermination is requested by a tenant, the cost thereof shall be borne entirely by such tenant if the proportionate share of said relevant sum allocable to such tenant as the result of such redetermination shall not vary by at least 5% from the amount which would have been allocable to such tenant in accordance with the percentage based on square foot area. Except as otherwise expressly provided in this lease, Landlord shall not increase or decrease the physical size of the Building without Tenant’s prior written consent.

27.              Notices.   Any notice or other communication under this lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this lease, except that after the Commencement Date Tenant’s address shall be at the Premises, (or to such other address as either may designate by notice to the other) with a copy to any mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

28.              Security Deposit.   [Intentionally Deleted].

29.              Premises.   The Premises will consist of 73,000 rentable square feet (29,340 rentable square feet devoted to office use and 43,660 rentable square feet devoted to warehouse use) in the single story Building to be constructed by Landlord as provided in Section 30 below, as depicted on the floor plan attached to this lease as Exhibit “A”.

30.              Building Construction.   The base Building shell shall be completed by Landlord substantially in accordance with the drawings attached hereto as Exhibit “E”. All construction shall be done in a good and workmanlike manner and shall comply in all material respects with all applicable laws codes, regulations, rules and requirements of the governmental authorities having jurisdiction, as applied, enforced and interpreted as of the date the building permit is issued, including, but not limited to, all requirements of Title III of the ADA as applicable to commercial facilities. This lease, and the obligations of Landlord and Tenant hereunder, is contingent upon Landlord obtaining all necessary municipal and other governmental approvals and permits for the development and construction of the base Building for the uses contemplated herein and of the planned development of which the base Building is a part. Landlord will use all reasonable efforts to obtain such approvals. If Landlord has not obtained the building permit for the construction of the base Building on or before April 20, 2000, either Landlord or Tenant can terminate this lease by giving written notice of termination to the other on or before April 30, 2000.

31.              Tenant Improvements; Tenant Improvement Allowance.

31.1	Initial Tenant Improvements. The initial tenant improvements (the “Initial Tenant Improvements”) shall be constructed either by Landlord or Tenant, based on Tenant’s election described in Section 31.3 below, in accordance with the Tenant Improvement Plans, as defined in Section 31.2 below. Regardless of whether constructed under contract with Landlord or with Tenant, the contracting party shall cause the construction to be done in a good and workmanlike manner in compliance with all applicable Laws and Requirements.

31.2	Tenant Improvement Plans. Landlord and Tenant have approved the space plans for the Initial Tenant Improvements attached hereto as, or listed on attached, Exhibit G (the “Preliminary Plans”). Tenant will provide Landlord, on or before the date that is 120 days after the date of this Lease, complete construction drawings and specifications for the Initial Tenant Improvements. The construction drawings and specifications shall be consistent with the Preliminary Plans. Within 10 business days after its receipt of the construction drawings and specifications, Landlord shall notify Tenant of its approval or disapproval thereof (which approval shall not be unreasonably withheld), and if Landlord disapproves thereof, the revisions that Landlord requires in order to obtain such approval. It is agreed that Landlord will not object to construction drawings and specifications to the extent that they conform to the Preliminary Plans. As promptly as reasonably possible thereafter, but no later than 10 business days after Landlord’s response, Tenant shall submit to Landlord modified construction drawings incorporating appropriate revisions. Upon approval of the final construction drawings and specifications, Landlord’s and Tenant’s authorized representatives shall each evidence such approval by initialing the top of each sheet of the approved construction drawings and specifications. The approved construction drawings and specifications are herein termed the “Tenant Improvement Plans”. Once approved, neither party will change any of the Tenant Improvement Plans without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

31.3	Construction. On or before April 15, 2000, time being of the essence, Tenant may elect by written notice to Landlord, to perform through a general contractor selected by Tenant the construction of the Initial Tenant Improvements. If Tenant timely elects to construct the Initial Tenant Improvements, the Initial Tenant Improvements shall be constructed pursuant to the approved Tenant Improvement Plans, shall be constructed by a general contractor approved by Landlord, which approval shall not be unreasonably withheld, and shall otherwise be constructed in accordance with the provisions of Sections 9 and 10 of this lease. Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s construction. If Tenant fails to timely make such election, Landlord, through a general contractor selected by Landlord, shall perform the construction of the Initial Tenant Improvements in accordance with the provisions of this Section 31.

31.4	Tenant Improvement Allowance. Landlord shall provide Tenant a leasehold improvement allowance of up to $876,000 (based on $12.00 per rentable square foot) (the “Allowance”) toward the cost of the Initial Tenant Improvements (including the cost of architectural, engineering and construction drawings, of obtaining necessary permits and of constructing the interior improvements other than trade fixtures, equipment, furniture or other removable personal property of Tenant). If Tenant contracts for the construction of the Initial Tenant Improvements, the Allowance shall be disbursed to Tenant by Landlord promptly after submission by Tenant to Landlord of evidence of the costs and expenses of the Initial Tenant Improvements, evidence of payment thereof by Tenant, lien waivers from all persons supplying labor or materials to the initial leasehold improvements, and any other information or documentation that Landlord may reasonably request. If the costs and expenses of the Initial Tenant Improvements, whether constructed by Landlord or by Tenant, exceed the Allowance (as the same may have been increased pursuant to the following paragraph), Tenant shall be solely responsible for payment of any excess.

At Tenant’s request (which request must be made on or prior to April 1, 2000), Landlord will increase the Allowance by an amount not to exceed $146,000 (based on $2.00 per rentable square foot) (the “Increase”). In such event, the Minimum Annual Rent will be increased by an amount equal to the Increase multiplied by .1654. For example, if the Increase is the full $146,000, the Minimum Annual Rent will increase by $24,148.40 (or $.3308 per rentable square foot).

32.	Completion Dates: Access; Acceptance.

32.1	If Tenant Constructs Initial Tenant Improvements. If Tenant elects to construct the Initial Tenant Improvements, Landlord shall cause the base Building to be Substantially Completed (as defined below) on or before September 1, 2000, subject to extension for any delays caused by Tenant or delays resulting from matters outside of Landlord’s reasonable control. “Substantial Completion” shall be deemed to occur on the date that (i) the base Building shell (including HVAC, plumbing, electrical and other mechanical systems to be constructed by Landlord pursuant to Section 30.1 above) are sufficiently complete to allow access to the

Premises by Tenant for the installation of the Initial Tenant Improvements, and (ii) a temporary or permanent certificate of occupancy with respect to the Base Building has been issued by the City of Eden Prairie. On or about the time of Substantial Completion of the base building, Landlord, Tenant and Landlord’s general contractor shall jointly inspect the Premises and agree in writing on a final punchlist of Landlord’s work that is unfinished or defective. Tenant’s acceptance of delivery of the Premises to Tenant for the construction of the Initial Tenant Improvements shall constitute acceptance of the Premises, subject only to the punchlist items. Landlord shall cause Landlord’s general contractor to complete all items on the approved punchlist within 30 days, subject only to delays outside of Landlord’s reasonable control.

Tenant shall at all reasonable times following Substantial Completion of the Base Building until the Commencement Date have access to the Premises, at Tenant’s own risk, expense and responsibility, for purposes of installing the Initial Tenant Improvements, furniture, trade fixtures and equipment. Moreover, Tenant shall, upon Tenant’s request, be afforded limited access to the Premises prior to the Substantial Completion of the Base Building for the purpose of installing cables or other equipment, including, but not limited to, racking and a conveyor system, that properly requires installation before the completion of the Base Building and for the purpose of constructing the mezzanine over the office area; Landlord shall have the right to control such access so that it does not interfere with the timely completion of the Base Building. In connection with all access by Tenant prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent or Annual Operating Expenses until the Commencement Date. Tenant shall, however, pay the charges for all utilities furnished to the Premises during Tenant’s early-access period and after the substantial completion of the Base Building, as reasonably estimated by Landlord.

32.2	If Landlord Constructs Initial Tenant Improvements. If Landlord constructs the Initial Tenant Improvements, Landlord shall cause Landlord’s Work (meaning the construction of the base Building and the Initial Tenant Improvements) to be Substantially Completed (as defined below) on or before October 15, 2000, subject to extension for any delays caused by Tenant or resulting from matters outside of Landlord’s reasonable control. “Substantial Completion” shall be deemed to occur on the date that (i) Landlord’s Work is completed but for minor unfinished items that do not materially interfere with Tenant’s scheduled installation of its trade fixtures, equipment or furnishings or with Tenant’s scheduled occupancy of the Premises, and (ii) a temporary or permanent certificate of occupancy has been issued by the City of Eden Prairie.

On or about the time of Substantial Completion of Landlord’s Work, Landlord, Tenant and Landlord’s general contractor shall jointly inspect the Premises and agree in writing on a final punchlist of Landlord’s Work that is unfinished or defective. Tenant’s taking of possession of the Premises shall constitute acceptance of the Premises, subject only to the punchlist items. Landlord shall cause Landlord’s general contractor to complete all items on the approved punchlist within 30 days, subject only to delays outside of Landlord’s reasonable control.

Tenant shall at all reasonable times following Substantial Completion of Landlord’s Work until the Commencement Date have access to the Premises, at Tenant’s own risk, expense and responsibility, for purposes of installing Tenant’s furniture, trade fixtures and equipment. Moreover, Tenant shall, upon Tenant’s request, be afforded limited access to the Premises prior to the Substantial Completion of Landlord’s Work for the purpose of installing cables or other equipment that properly requires installation before the completion of Landlord’s Work; Landlord shall have the right to control such access so that it does not interfere with the performance of Landlord’s Work. In connection with all access by Tenant prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent or Annual Operating Expenses until the Commencement Date. Tenant shall, however, pay the charges for all utilities furnished to the Premises during Tenant’s early-access period and after substantial completion of Landlord’s Work, as reasonably estimated by Landlord.

33.              Term.   The Term of this Lease shall commence on the Commencement Date (as defined below) and shall end at 11:59 p.m. on the last day of the Term (the “EXPIRATION DATE”), without the necessity of notice from either party, unless sooner terminated in accordance with the terms hereof. At Landlord’s request, Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit “B”.

If Tenant elects pursuant to Section 31.3 above to contract for the construction of the Initial Tenant Improvements, then the Commencement Date shall be the later of (i) the date that is 90 days following the date that the base Building is Substantially Completed and access to the Premises is delivered by Landlord to Tenant for Tenant’s construction of the Initial Tenant Improvements as provided in Section 32.1 above, and (ii) December 1, 2000.

If Landlord contracts for the construction of the Initial Tenant Improvements, then the Commencement Date shall be the later of (i) the date that is 45 days following the date that Landlord’s Work (as defined in Section 32.2 above) is Substantially Completed and access to the Premises is delivered by Landlord to Tenant for the installation of Tenant’s trade fixtures, furniture and equipment, and (ii) December 1, 2000.

34.              Extension Option.   Tenant shall have the right and option to extend the Term of this Lease for two (2) additional extension terms of five (5) years each. Each such option must be exercised, if at all, by giving Landlord prior written notice, at least one year in advance (the “Exercise Deadline”) of the expiration date of the then current lease Term, of Tenant’s election to extend the lease Term; it being agreed that time is of the essence and that this option is personal to Tenant and is non-transferable to any assignee or sub lessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party. Except as follows, and subject to the following conditions, each extension Term shall be under the same terms and conditions as provided in the Lease:

                (a)    Tenant’s extension option shall be void at Landlord’s option if there exists any event of default by Tenant under this Lease beyond any applicable notice and cure period at the time Tenant exercises an extension option or as of the commencement date of an extension term;

                (b)    there shall be no further options to extend the term beyond the second extension term;

                (c)    Tenant shall accept the Premises in their “as is” condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and

                (d)    The Minimum Annual Rent for the extension term will be the “Market Rent” for the Premises as determined and defined pursuant to the provisions of this Section.

                The Market Rent shall be determined as follows: Within 10 business days after Landlord receives timely notice from Tenant exercising Tenant’s extension option, Landlord will give notice to Tenant of its determination of the Market Rent of the Premises, and Landlord’s determination will constitute the Market Rent unless Tenant objects by giving Landlord written notice of objection within 10 business days after Tenant’s receipt of Landlord’s determination. If Tenant so objects, and the parties are unable to agree upon the Market Rent within 30 days after the Tenant’s objection, then by written notice to Landlord within 2 business days thereafter Tenant may request arbitration of the Market Rent under this paragraph. If Tenant does not timely give such notice requesting arbitration, Tenant’s exercise of the extension option will be deemed rescinded, and Tenant’s extension option shall be null and void. If arbitration is timely requested by Tenant, the Market Rent will be determined by appraisal within 90 days after Tenant’s request by a board of appraisers consisting of three reputable real estate professionals experienced in the leasing of commercial office/industrial space (each an “Expert”). One Expert will be appointed by Tenant, and the second Expert will be appointed by Landlord. Landlord and Tenant will each appoint their respective Experts within 30 days following Tenant’s arbitration request. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 10 business days after the appointment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided, then the third Expert or the second Expert, whose appointment was not made as provided above, may be appointed by any judge of the Hennepin County District Court. Any Expert appointed by a judge of the Hennepin County District Court shall be a reputable real estate appraiser experienced in appraising the rental value of commercial office space, and shall be a member of the American Institute of Real Estate Appraisers with the designation of “MAI.” The Experts shall be instructed to reach their respective determinations within 45 days of the appointment of the third Expert. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the Market Rent. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as “Sum A”). The lowest appraised value will be averaged with the middle value (that average being referred to as “Sum B”), and the Market Rent will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 10% of the middle appraised value, then the Market Rent will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 10% of the middle appraised value, then the Market Rent will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 10% of the middle appraised value, then the Market Rent will be equal to the middle appraised value. Written notice of the Market Rent as duly determined in accordance with this Section shall be promptly given to Landlord and Tenant and will be binding and conclusive on them. Each party will bear its own expenses in connection with the board proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the Market Rent has not been determined at the time of the commencement of the extension term, then the Market Rent will be the amount set forth in Landlord’s determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be.

                For purposes of this Section, “Market Rent” means the net annual rent that a willing tenant would pay, and a willing lessor would accept, in arms-length, bona fide negotiations, if the premises at issue were leased to a single tenant for the period in question under a lease pursuant to which such tenant would not receive any rental concession, such as rental abatements or “free rent” periods or rental assumption, inducements or any leasehold improvement allowance, and otherwise taking into account any other pertinent factors, including, but not limited to, the net effective annual rates per rentable square foot for leases of comparable space in comparable buildings recently or then being entered into in the southwest suburban Minneapolis area (“Comparable Rates”). In determining the Market Rent and using Comparable Rates in connection with such determination, the following factors (and any other factors then known to be pertinent) shall be considered: the size of the Premises; the length of the term; permitted use; quality of services provided; location and/or floor level; definition of rentable area; existing leasehold improvements; leasehold improvements to be provided by the lessor, whether directly or by allowance; the quality, age and location of the building; financial strength of the applicable tenant; rental concessions (such as rental abatements or “free rent” periods and rent assumptions); inducements; the respective obligations of the lessor and the tenant, the manner in which the rents are then subject to escalation and the time the particular rate under consideration became or will become effective. In the event a Comparable Rate used for comparison is a “gross” rate (i.e., the rate includes an allowance for operating expenses or taxes), then such Comparable Rate shall be appropriately adjusted to the end that such rate is net of operating expenses and taxes to the same extent as provided in this Lease, and in the event a Comparable Rate is a “net” rate (i.e. the rate does not include an allowance for operating expenses or taxes), any difference between operating expenses and taxes payable under this Lease and under the lease as to which the Comparable Rate applies shall be taken into account.

Upon the timely exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to the Lease incorporating the terms of the Lease extension.

35.              Parking.   Landlord shall provide, and Tenant shall be entitled to the use of, not less than 4.5 unreserved parking spaces for each 1,000 rentable square feet of the Premises. Such parking shall be nonexelusive, undesignated and unreserved parking provided as part of the Building’s common area parking facilities, except that Landlord will allow Tenant to designate up to 10 of said parking spaces for the parking of Tenant’s visitors and guests (the location and the signage of such visitor parking being subject to Landlord’s reasonable approval).

36.	Expansion Rights.

36.1	Expansion Option. Tenant may elect by written notice to Landlord given on or before April 1, 2000 to expand the Premises by approximately 20,000 rentable square feet (the “Expansion Space”) so as to include in the Premises 100% of the rentable area of the Building. In such event, all of the terms and conditions of this lease applicable to the original Premises (including, but not limited to, the Tenant Improvement Allowance of $12.00 per rentable square foot (subject to increase under the terms and conditions of the second paragraph of Section 31.4)) shall apply to the Expansion Space; and the Minimum Annual Rent for each lease year as set forth in Section 1(d) shall be increased by an amount equal to the scheduled Minimum Annual Rent per rentable square foot for the original Premises multiplied by the rentable square feet in the Expansion Space. If Tenant timely exercises this expansion option, at the request of either party, the parties shall enter into an amendment to this lease adding the Expansion Space to the Premises and incorporating into the schedule of Minimum Annual Rent the rental increase resulting from the increase in the rentable square footage of the Premises. The Tenant Improvement Allowance for the Expansion Space may be used for leasehold improvements constructed in the original Premises as well as for leasehold improvements constructed in the Expansion Space, but it shall not be used for trade fixtures, equipment, furniture or other removable personal property of Tenant.

36.2	First Notice. Tenant acknowledges that Tenant has no rights in and to the Expansion Space other than the rights specified in Section 36.1 above. If, however, Tenant fails to exercise its rights to expand into the Expansion Space as provided above, Landlord will, as a courtesy to Tenant, endeavor to provide Tenant notice at such time Landlord believes that Landlord is close to entering into an initial lease or commitment to lease the Expansion Space to a third party. Such notice may be given by telephone or other informal means. This provision is not intended to provide Tenant any rights of first offer, first refusal or other rights with respect to the Expansion Space, and Landlord shall have no liability to Tenant if Landlord fails to provide the notice contemplated in this Section 36.2. The provisions of this Section 36.2 shall only apply to the initial leasing of the

Expansion Space, and shall not apply to any subsequent leasing or re-leasing thereof.

37.	Landlord’s Environmental Representations.

37.1	Landlord has provided Tenant a copy of the following environmental assessments and reports regarding the Property:

•	Phase I Environmental Site Assessment prepared by LAW ENGINEERING AND ENVTRONMENTAL SERVICES, INC. Dated January 9, 1998, Project 5200-7-1363-02b-916.

•	Phase I Environmental Site Assessment prepared by LAW ENGINEERING AND ENWERONMENTAL SERVICES, INC. Dated January 9, 1998, Project 5200-7-1363-02c-916.

Landlord represents to Tenant that the foregoing is a complete list of all studies and reports in Landlord’s possession or under Landlord’s control with respect to hazardous substances or Restricted Activities (as defined in Section 4 of the lease) on or about the Property. Landlord will provide Tenant a copy of any additional or updated environmental assessments obtained by Landlord in connection with its acquisition or development of the Property. Landlord has received no notice from any governmental authority regarding of any inquiry, investigation or proceeding regarding hazardous substances or Restricted Activities on or about the Property.

37.2	Landlord represents that the base Building will be constructed in compliance, in all material respects, with all applicable environmental Laws and Requirements as applied, enforced and interpreted as of the date the building permit is issued.

37.3	Landlord will protect, indemnify and hold harmless Tenant from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) arising out of the breach by Landlord of Landlord’s representations in this Section 37. Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant) designated by Landlord and approved by Tenant. Landlord’s obligations pursuant to this Section shall survive the expiration or termination of this lease.

        IN WITNESS WHEREOF, and in consideration of the mutual entry into this lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this lease.

Date signed: December 21, 1999	Landlord: LIBERTY PROPERTY LIMITED PARTNERSHIP
	By:	Liberty Property Trust, Sole General Partner

		By:	/s/ Robert L. Kiel

Its: Sr Vice President – Reg Dir

Tenant:
Date signed: December 21, 1999	CNS, INC.

	By:	/s/ Marti Morfitt

Its: President and Chief Operating Officer